CONTACT:

Rodney B. Harrison Morton Industrial Group, Inc. (309) 266-7176	Van Negris / Lexi Terrero Van Negris & Company, Inc. (212) 396-0606 – info@vnegris.com

FOR IMMEDIATE RELEASE

Morton Industrial Group, Inc. Reports
Increases in Revenues and Profitability
for the 2005 First Quarter

MORTON, IL – May 17, 2005 – Morton Industrial Group, Inc. (OTC BB: MGRP), which operates Morton Metalcraft Co., a leading metal fabrication supplier to large industrial original equipment manufacturers (OEMs), today announced its financial results for the first quarter ended April 2, 2005.

William D. Morton, Chairman and Chief Executive Officer of Morton Industrial Group, Inc., stated, “Our prestigious Customers, who serve the Construction, Agricultural and Commercial capital goods industries, continued to experience strong demand for their products during the first quarter of 2005, which is continuing into the second quarter. The investments we made during 2004 have increased our capacity, which has allowed us to be able to support our Customers’ increased assembly line requirements. In doing so, we were able to achieve a 14% increase in unit demand for the 2005 first quarter.”

Excluding the impact of the steel surcharges passed through to our customers, net sales for the first quarter ended April 2, 2005 were $44.5 million compared to $38.9 million for the first quarter ended March 27, 2004. The sales increases in the 2005 first quarter resulted primarily from increased unit demand by existing customers and the further development of several new emerging customers.

Including the impact of the steel surcharges passed through to our customers of $9.6 million and $1.0 million in the 2005 and 2004 first quarters respectively, net sales for the first quarter ended April 2, 2005 were $54.1 million compared to $39.9 million for the first quarter ended March 27, 2005.

Mr. Morton continued: “Our steadfast commitment to the application of 6 Sigma methodology throughout our operating facilities has continued to improve our productivity and improve our operating costs. As a result, our operating income for the 2005 first quarter rose to $3.5 million from $2.1 million in the 2004 first quarter.”

The Company’s net earnings reflect the effects of a gain on redemption of preferred stock of $0.9 million in the first quarter of both years.

Excluding the impact of the gain on redemption of preferred stock, net earnings for the 2005 first quarter were $2.2 million, or $0.36 per diluted share compared to $1.3 million, or $0.23 per diluted share in the comparable period a year ago.

Including the impact of the gain on redemption of preferred stock, net earnings available to common shareholders for the 2005 first quarter were $3.0 million, or $0.50 per diluted share compared to $2.1 million, or $0.38 per diluted share in the comparable period a year ago.

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Morton Industrial Group, Inc.
May 17, 2005 – Page Two

Mr. Morton commented: “Based upon customer forecasts and the further development of several new customers, we believe that our revenue in 2005 could modestly exceed that of 2004 (excluding revenue related to surcharges). Our ability to increase revenues is, of course, subject to a number of factors, including the continuing demand that we now forecast, the availability of raw materials, specifically steel, and the availability of working capital to support that growth.

“Looking ahead, we believe there will be many challenges that continue to face the Construction, Agricultural and Commercial original equipment manufacturers and members of their supply networks such as Morton Industrial Group, Inc. We believe that we are uniquely positioned to be able to respond to these challenges and meet them successfully.”

About Morton Industrial Group, Inc.

Morton Industrial Group, Inc. (OTC: MGRP) is a highly respected contract fabrication supplier that has significant relationships with a diverse group of industrial original equipment manufacturers. Our products include metal fabrications and assemblies for a broad range of industry segments, which include the Construction, Agricultural and Commercial capital goods industries. Our superior competitive strengths have resulted in strong, focused relationships with our prestigious customer base. We employ approximately 1,450 associates and our five manufacturing facilities are strategically located in the Midwestern and Southeastern United States in close proximity to our customers’ manufacturing and assembly facilities. Our principal customers include Carrier Corporation, Caterpillar Inc., Deere & Co., Hallmark Cards, Kubota Corporation and Winnebago Industries, Inc.

“Safe Harbor” Statement Under The Private Securities Litigation Reform Act of 1995: This press release contains “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934, including statements containing words “anticipates,” “believes,” “intends,” “estimates,” “expects,” “projects,” and similar words. The forward looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results expressed or implied by such forward looking statements. Such factors include, among others, the following: the loss of certain significant customers; the cyclicality of our construction, industrial and agricultural sales; the availability of working capital; the orders of our major customers; general economic and business conditions, both nationally and in the markets in which we operate or will operate; competition; and other factors referenced in the Company’s reports and registration statements filed with the Securities and Exchange Commission. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The forward looking statements contained herein speak only of the Company’s expectation as of the date of this press release. We disclaim any obligations to update any such factors or publicly announce the result of any revisions to any of the forward looking statements contained herein to reflect future events or developments.

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Morton Industrial Group, Inc.
May 17, 2005 – Page Three

MORTON INDUSTRIAL GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations
For the Three Months Ended April 2, 2005 and March 27, 2004
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended
	April 2, 2005	March 27, 2004
Net sales	$54,123	39,920
Cost of sales	46,989	34,411

Gross profit	7,134	5,509

Operating expenses:
Selling expenses	783	802
Administrative expenses	2,868	2,638

Total operating expenses	3,651	3,440

Operating income	3,483	2,069

Other income (expense):
Interest expense	(1,172)	(571)
Interest on redeemable preferred stock	—	(213)
Gain on redemption of redeemable preferred stock	850	850
Other	40	41

Total other income (expense)	(282)	107

Earnings before income taxes	3,201	2,176
Income taxes	200	50

Net earnings	$3,001	2,126

Earnings per common share — basic	$0.62	0.46

Earnings per common share — diluted	$0.50	0.38

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